                                                                     EXHIBIT 5.1


                                September 6, 2000



Atmel Corporation
2325 Orchard Parkway
San Jose, California 95131

       RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 to be filed by Atmel Corporation (the "Company") with the Securities and Exchange Commission on the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 4,600,000 shares of your Common Stock, $0.001 par value (the "Shares"), including 600,000 shares subject to an over-allotment option. The Shares are being sold by the Company.

        As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

        Based upon the foregoing, we are of the opinion that the Shares to be registered for sale by the Company have been duly authorized by the Company, and when issued, delivered and paid for in accordance with the terms of the underwriting agreement referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be, validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus forming a part thereof, and any amendments thereto.

                                      Very truly yours,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation



                                      /s/ Wilson Sonsini Goodrich & Rosati P.C.